Exhibit 99.1

Sparton Corporation

Fiscal 2012 Third Quarter Financial Results

May 9, 2012

Conference Call Script

{Slide 1 – Cover Page}

MIKE OSBORNE (Sr. VP – Business Development) SPEAKS

Thank you operator. Good morning and thank you for participating in Sparton’s fiscal 2012 third quarter financial results conference call.

{Slide 2 – Safe Harbor Statement}

Before we begin the discussion, I will take a few minutes to read the forward-looking statement. Certain statements in this conference call constitute forward-looking statements within the meaning of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. When used in this conference call, words such as “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions as they relate to the Company or its management constitute forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are based on currently available financial, economic and competitive data and our current business plans. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, prices and other factors. Important factors that could cause actual results to differ materially from those forward-looking statements include those contained under the heading of risk factors and in the management’s discussion and analysis contained from time-to-time in the Company’s filings with the Securities and Exchange Commission.

Adjusted gross profit, adjusted operating income, adjusted net income and adjusted income per share – basic and diluted and adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) are non-GAAP financial measures that exclude or add the effect of certain gains and charges, including imputing taxes at a 36% effective rate. Sparton believes that the presentation of non-GAAP financial information provides useful supplemental information to management and investors regarding financial and business trends relating to the Company’s financial results. More detailed information, including period over period segment comparisons, non-GAAP reconciliation tables and the reasons management believes non-GAAP measures provide useful information to investors, is included in the Fiscal 2012 Third Quarter Financial Results press release and Form 10-Q dated May 8, 2012.

{Slide 3 – Today’s Call Agenda}

Today, Cary Wood, our President and CEO, and Greg Slome, our CFO, will report our fiscal year 2012 third quarter financial results, provide an update on the status of our liquidity and capital resources, summarize the momentum of the Company’s new business development activities, and provide a brief update on the remainder of fiscal 2012. At the end of the narrative, we will allow our investors and other interested parties to ask questions related to the Company’s

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financial performance and operations. In fairness to all participants, we will ask that one question be asked at a time with the call ending at approximately 12:00pm ET.

I would now like to turn the call over to Cary.

CARY WOOD (President & CEO) SPEAKS

Thanks Mike. Good morning and welcome to our fiscal 2012 third quarter call.

{Slide 4 – 3rd Quarter Highlights}

Today, we will begin by reviewing our third quarter performance highlights:

•	Net sales of $55.0 million, a 6% increase from the same quarter last year, after the net effect of the Company’s prior year acquisition of Byers Peak

•	Adjusted net income increase of 20% to $1.9 million, or $0.19 per share, versus adjusted net income of $1.6 million, or $0.16 per share in the prior year quarter.

•	Twelve new business programs were awarded, of which seven were with new customers, during the third quarter of fiscal 2012 with estimated future annualized revenue of $7.6 million.

•	Quarter end sales backlog increased 20% from a year ago to approximately $146.6 million.

•	An adjusted EBITDA increase of 19% to $3.6 million versus adjusted EBITDA of $3.1 million in the prior year quarter, and

•	Repurchases of common shares for the third quarter totaled $1.5 million or approximately 180,000 shares.

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{Slide 5 – 3rd Quarter Consolidated Financial Results}

I would now like to review our third quarter consolidated performance.

We are pleased to report fiscal 2012 third quarter adjusted operating income of $3.1 million and adjusted net income of $1.9 million or $0.19 per share, versus an adjusted operating income of $2.6 million and adjusted net income of $1.6 million or $0.16 per share, for the third quarter of fiscal 2011. The fiscal 2011 third quarter financials include the results of operations from the Byers Peak acquisition beginning on March 4, 2011.

Our consolidated third quarter revenue was $55.0 million, increasing 9% or $4.7 million from the same period in the prior year or up 6% after adjusting for the effect of the Company’s prior year acquisition of Byers Peak Incorporated. All three segments contributed to the overall increase in revenue which is reflective of our increased investment in business development over the past year. Medical and Complex Systems segments have been outpacing the impact of Siemens dual sourcing and various customer disengagements and program delays with growth in new and existing programs. Within DSS, the increase of foreign sonobuoy shipments also contributed to the increase in sales.

Our adjusted gross profit in the third quarter of fiscal 2012 was $9.1 million compared to $8.2 million in the third quarter of fiscal 2011. The adjusted gross profit percentage remained consistent at 16% in both the fiscal 2012 and fiscal 2011 third quarter, reflecting decreases in the Company’s Complex Systems segment, offset by a 4% increase from the DSS segment.

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Selling and administrative expenses as a percentage of sales decreased to 10.0% of sales in the fiscal 2012 third quarter from 10.2% in the prior year third quarter. The Company incurred an additional $0.1 million of internally funded research and development expenses as compared to the prior year quarter.

During the fiscal year 2011 third quarter, the Company recorded a $0.1 million gain on the $4.2 million sale of the Company’s Albuquerque, New Mexico property.

Income tax expense of approximately $1.1 million was recognized in the current year third quarter compared to $0.1 million for the same period in the prior fiscal year. In conjunction with the June 30, 2011 reinstatement of approximately $11.7 million of deferred tax assets, the Company began to recognize income tax expense in fiscal year 2012 using an estimated 36% effective tax rate.

I would now like to turn over the next portion of today’s call to Greg so that he can update you on our individual segment results and our liquidity and capital resources.

GREG SLOME (CFO) SPEAKS

Thanks Cary.

{Slide 6 – Medical Operating Results}

Medical sales increased approximately $1.7 million in the three months ended March 31, 2012 as compared with the same quarter last year. Excluding the impact of $4.8 million of decreased

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sales to Siemens due to its dual sourcing decision, and excluding $1.8 million of fiscal 2011 third quarter pre-acquisition sales related to Byers Peak, Medical sales increased approximately $4.7 million as compared with the same quarter last year.

The adjusted gross profit percentage on Medical sales remained relatively consistent at 13% for the three months ended March 31, 2012 compared to 14% in the prior year quarter. This comparable margin on Medical sales reflects decreased capacity utilization at the Strongsville, Ohio facility and certain unfavorable product mix between the two periods, partially offset by increased capacity utilization at the Frederick, Colorado facility and cost management efforts at the Strongsville, Ohio facility.

{Slide 7 – Complex Systems Operating Results}

Complex Systems sales increased approximately $0.5 million in the three months ended March 31, 2012 reflecting increased intercompany sales as compared to the same quarter last year. Consistent sales to external customers as compared with the same quarter last year reflect $1.0 million of increased sales to multiple new and existing customers, offset by $1.0 million reduced demand for one customer’s program.

The gross profit percentage on CS sales decreased to 7% for the three months ended March 31, 2012 compared to 11% for the three months ended March 31, 2011. The quarter over quarter comparison primarily reflects unfavorable product mix and, to a lesser extent, certain new program start-up costs in the current year quarter.

{Slide 8 – DSS Operating Results}

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DSS sales increased approximately $3.0 million in the three months ended March 31, 2012 as compared with the same quarter last year, reflecting increased sonobuoy sales to foreign governments and, to a lesser extent, increased engineering sales revenue, partially offset by decreased U.S. Navy sonobuoy production and legacy digital compass sales in the current year quarter.

The DSS gross profit percentage of 24% was positively affected in the current year quarter by a significant increase in foreign sonobuoy sales, which typically carry higher margins, partially offset by the adverse impact from decreased digital compass sales, which also typically carry higher margins, and by slightly increased costs resulting from continuing sonobuoy quality improvement activities in the current year quarter.

{Slide 9 – Liquidity & Capital Resources}

I would now like to review our current debt and liquidity positions as of the end of the quarter. The only remaining debt outstanding at March 31, 2012 is our Industrial Revenue Bonds with the State of Ohio of approximately $1.7 million. During the quarter ended March 31, 2012, the Company made total principal and interest payments of $0.1 million. Our debt to equity ratio on March 31, 2012 was at .02 to one.

As of March 31, 2012, the Company had $27 million in cash and cash equivalents and no outstanding borrowings against available funds on its $20 million revolving credit facility provided in August 2009 by PNC Bank, National Association. The credit facility is subject to certain customary covenants which were met at March 31, 2012.

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Summarizing our cash flows for the nine months ended March 31, 2012, operating activities provided $6.4 million of net cash flows. Excluding changes in working capital, operating activities provided $10.6 million in the first nine months of fiscal 2012, reflecting the Company’s positive operating performance during the period. Working capital used $4.2 million of net cash flows in the first nine months of fiscal 2012, primarily reflecting increased accounts receivable due to increased sonobuoy sales to foreign governments, partially offset by the collection of advance billings related to U.S. Navy contracts during the nine month period in excess of the funding of production under those contracts.

Cash flows used in investing activities in the nine months ended March 31, 2012 totaled $1.4 million, reflecting proceeds from the Company’s sale of its investment in Cybernet Systems Corporation for approximately $1.8 million, offset by capital expenditures totaling $3.4 million. Included within the fiscal 2012 capital expenditures is approximately $1.2 million of capital expenditures related to the implementation of a new enterprise resource planning system currently expected to be put into service in calendar 2012.

Cash flows used in financing activities in the nine months ended March 31, 2012 totaled $2.9 million and included $3.0 million used to repurchase the Company’s common stock. Through the end of March 2012, the Company purchased 366,808 shares of its common stock under its stock repurchase plan at an average price of $8.14 per share for approximately $3.0 million. Shares purchased were retired upon repurchase. As of March 31, 2012, all authorized funds under the stock repurchase program have been expended.

I would now like to turn the presentation back over to Cary.

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CARY WOOD (President & CEO) SPEAKS

Thanks Greg.

As we continue to implement the growth phase of the Company’s turnaround, we see further momentum in our business development and marketing efforts.

{Slide 10 – New Business Awards}

As a snapshot of our business development success, in the third quarter of fiscal 2012, each business segment has contributed to the awarding of twelve new business opportunities with seven of those coming from new customers to Sparton.

•	DSS was awarded 2 foreign sonobuoy awards and one engineering developmental project with the U.S. Navy;

•	Between Strongsville and Frederick, Medical had 6 wins split equally between engineering and manufacturing with 5 being with new customers; and,

•	Complex Systems had 3 new awards of which 2 were with new customers.

In the third quarter of fiscal 2012, we completed the seamless implementation of salesforce.com, a customer relationship management software tool. This tool is used Company-wide to track progress to our new business development objectives and to monitor the programs at various stages within the new business opportunity funnel.

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We have seen a significant increase in the funnel for opportunities within the Medical business segment through the implementation of marketing driven lead generation programs that feed the business development function with solid opportunities while strengthening our brand within our target audience. As we move into fiscal 2013, we will be evaluating all of our marketing initiatives to ensure that we are properly targeting and reaching the intended audience at the most cost effective method possible. Additionally, we will leverage the success we have seen in Medical by disseminating those best practices across the rest of the Company to further enhance the entire sales and marketing effort.

As we continue to refine and implement new marketing tools, add additional business development resources, maintain leading customer performance indicators in the areas of communication, on-time delivery, and quality, we not only anticipate the new business opportunity funnel will grow, but the quality of the programs being pursued will result in an even higher new business award hit rate in the future.

{Slide 11 – Fiscal 2012 Outlook}

Finally, I would like to close the presentation by providing a brief outlook on what to expect for the remainder of fiscal 2012.

From a day-to-day operational perspective, we continue to see success with the deployment of the Sparton Production System in a number of areas.

•	We continue to work on improving the gross margins within the Complex Systems segment.

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•	New business awards and increased order volume from existing customers within Medical have more than offset the impact from the Siemens dual sourcing initiative and end-of-life product ramp-down.

•	And, we have a number of foreign sonobuoy orders that are offsetting reduced U.S. Navy sonobuoy contracts.

We are also focused on implementing the strategic growth plan by concentrating on the three growth initiatives of targeted business development, internal research and development, and strategic mergers and acquisitions. As previously discussed, our business development efforts continue to generate new business leads through the various marketing methods and by increased new opportunities with existing customers as they realize our high-ranking performance levels and extended service offerings in a low volume/high mix regulated environment are among the best. We continue to prudently invest in internal research & development opportunities that will provide profitable revenue streams and anticipate the launch of our next generation digital compass to occur within this calendar year. At the same time, we remain acquisitive and will continue to be prudent in our identification and evaluation of further opportunities. I look forward to reporting on each of these initiatives in future quarters.

As in the past, we will be presenting at various investor and trade show conferences, meeting with our existing investors, and calling on potential new investors throughout the year. In the near term, some of the events that will be occurring are:

•	MD&M East Medical trade show in Philadelphia from May 22nd to May 24th,

•	B Riley Annual Investor Conference in Santa Monica from May 22nd to May 23rd,

•	3 Parts Advisors Ideas Conference in Boston from June 5th to June 6th,

•	Sidoti’s Technology Investor Conference in New York from June 14th to 15th, and

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•	Investor road shows with new and existing shareholders in San Francisco and Los Angeles.

{Slide 13 – Q&A}

As we prepare to close out fiscal 2012, I am very encouraged that we will finish the year strong. We have continued to see solid momentum on the implementation of our strategic growth plan with additional new business awards which were converted from our robust opportunity funnel and anticipate that success to carry forward as we enter fiscal 2013.

We thank you for your continued support.

MIKE OSBORNE SPEAKS

Thank you, Cary and Greg. We will now open it up for questions. Operator, the first question please.

After questions: I would like to thank all the participants in today’s call. We apologize that we could not get to everybody’s questions. Again, today’s call, including the question and answer period, has been recorded and will be posted to our website under “Investor Relations” later today. Thank you.

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